Exhibit 99.1

Metropolitan Health Networks Reports 2008 Results of Operations

Company Sets Revenue Record of $317 Million and Delivers a 73% Increase in Year Over Year Net Income of $10.2 Million

WEST PALM BEACH, Fla.--(BUSINESS WIRE)--February 25, 2009--Metropolitan Health Networks, Inc. (NYSE Alternext US:MDF), a leading provider of healthcare services in Florida, today announced the financial results for their fourth quarter and year ended December 31, 2008. Highlights include the following:

  Revenue of $317.2 million in 2008, a 14.3% increase compared to 2007;
  Net income of $10.2 million in 2008 or $0.21 per basic share, compared to $5.9 million or $0.12 per basic share;
  Total customer months increase of 8% in 2008 over 2007; and
  5.1 million shares repurchased through February 24, 2009.

Full Year 2008 Financial Highlights:

The Company recognized revenue of $317.2 million for 2008 as compared to $277.6 million for 2007, an increase of $39.6 million or 14.3%. Operating income in 2008 was $16.5 million compared to $8.1 million in 2007. Net income for 2008 was $10.2 million compared to $5.9 million for 2007. Net earnings per share were $0.21 basic and $0.20 diluted for 2008 compared to $0.12 basic and $0.11 diluted for 2007.

Included in the 2008 results were the gain on sale of the HMO of $5.9 million and expenses directly related to the sale including employee termination payments and stay bonuses totaling $1.6 million. Operating income adjusted for these items was $12.3 million compared to $8.7 million in 2007, which amount is adjusted for a restructuring charge of $0.6 million. These adjusted amounts are non-GAAP measures.

The Company’s consolidated medical expense ratio (“MER”) increased to 88.4% for 2008 compared to 86.7% in 2007. The consolidated MER was negatively impacted by the Company's former HMO members who were absorbed into the provider services network (“PSN”). The Company has realized some benefit of Humana’s favorable medical services contracts in the fourth quarter of 2008 and is realizing additional cost savings in 2009.

Fourth Quarter Financial Highlights:

The Company recognized revenue of $80.0 million for the fourth quarter as compared to $69.9 million in the 2007 fourth quarter, a 14.4% increase. Operating income was $4.9 million in 2008 compared to $3.7 million in 2007. Net income for the 2008 fourth quarter was $2.6 million or $0.05 per share basic and diluted as compared to $2.6 million or $0.05 per share basic and diluted for the same quarter last year.

The Company’s consolidated MER was 88.3% in the fourth quarter of 2008 compared to 84.2% in the same quarter of 2007.

Customer Information:

There was a net increase of 1,400 Medicare Advantage customers served by the Company between December 2007 and December 2008 to 33,000. With the sale of the HMO and the new provider risk agreement with Humana in the 13 HMO counties, as further described below, all customers are now in the core PSN business. Total customer months, the combined total customers for each month of the measurement period, increased by 8% to 396,400 in 2008, up from 367,200 in the 2007 period.

Balance Sheet Highlights:

Cash, cash equivalents and investments at December 31, 2008, now all unrestricted as a result of the sale of the HMO, totaled $36.3 million. This compares to $38.7 million at December 31, 2007. As noted below, $7.6 million was used during the 2008 fourth quarter to repurchase 4.2 million shares of the Company’s common stock. The Company had a working capital surplus of $34.5 million as of December 31, 2008 as compared to a surplus of $29.2 million as of December 31, 2007, an increase of $5.3 million or 18.2%. The Company has no outstanding debt and stockholders’ equity increased $4.5 million, or 11.7%, from $38.3 million at December 31, 2007 to $42.8 million at December 31, 2008.

Share Repurchase Program:

On October 3, 2008, Metropolitan Health Networks announced that its Board of Directors had authorized the repurchase of up to 10 million shares of the Company’s outstanding common stock. Through December 31, 2008 the Company has repurchased 4.2 million shares of its common stock at an average cost of $1.82 per share. Shares repurchased as of February 24, 2009 totaled 5.1 million. The number of shares to be repurchased and the timing of the purchases will be influenced by a number of factors, including the then prevailing market price of the common stock of the Company, other perceived opportunities that may become available to the Company and regulatory requirements.

Sale of the HMO:

On September 2, 2008 Metropolitan announced that it had completed the sale of METCARE Health Plans, Inc., its wholly owned subsidiary, to Humana Medical Plan, Inc. for $14.6 million. A gain of $5.9 million was recognized on the transaction. AdvantageCare, the Medicare Advantage health plan offered by the HMO, provides Medicare beneficiaries with access to comprehensive health care coverage in Florida. At the time of the sale, AdvantageCare had approximately 7,400 members in the following 13 Florida counties: Charlotte, Collier, Glades, Lake, Lee, Manatee, Marion, Martin, Okeechobee, Polk, Sarasota, St. Lucie and Sumter.

Concurrent with the sale, Metropolitan, through its core Provider Service Network (PSN) business, Metcare of Florida, Inc., entered into a provider-risk agreement with Humana in the 13 counties listed above to provide care for AdvantageCare customers as well as future Humana customers in these counties. In addition, Metropolitan has expanded its provider relationship with CarePlus – Humana’s wholly owned Medicare Advantage health plan – to include these 13 counties.

Michael Earley, Chairman and Chief Executive Officer of Metropolitan Health Networks, Inc., commented, “We believe that 2008 was a year of transition with the sale of the HMO at the end of August. Our financial statements include both the related gain and the offsetting costs associated with that transaction. In terms of pure operating performance, we believe the post-sale results reflect our more focused and more efficient business model. Income from operations approached $5 million in the fourth quarter. In addition, we have been able to take advantage of the downturn in the financial markets by repurchasing nearly 10% of our shares at favorable prices. In these uncertain times our balance sheet remains very strong and provides us with a great deal of flexibility as we continue to evaluate new ways to grow and improve our business. Much was accomplished in 2008 that positions Metropolitan for future growth and an opportunity to improve both top line and bottom line results.”

Continuing, Earley stated, “Today, we now serve over 35,000 customers in 19 Florida counties. While we won’t know the final results of the current enrollment period for a couple of months, we are pleased with progress to date. In addition to streamlining our business and cost structure, and expanding our market opportunity with Humana, we have undertaken implementation of the Patient Centered Medical Home concept in our wholly-owned medical centers as a pilot program with Humana. This much talked about model is very consistent with our customer/primary care-centric care philosophy. We believe this model will better serve our customers and bring to bear the benefits of improved coordination of care and services.”

Conference Call Information:

Metropolitan Health Networks will hold a conference call to review its fourth quarter and full year 2008 results on Wednesday, February 25, 2008 at 10:00 a.m. Eastern. The call will be hosted by Michael Earley, Chairman and Chief Executive Officer. Interested parties may access the conference call by dialing the following numbers: (888) 680-0892 (domestic) or 617-213-4858 (international), pass code # 96864827. The call will also be available via webcast at www.metcare.com, http://www.streetevents.com, or http://www.fulldisclosure.com.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?, registration key P4N4RA6CB. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on March 4, 2009, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code 27568513.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization that provides comprehensive healthcare services for Medicare Advantage members and other patients in Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metcare.com.

GAAP to Non-GAAP RECONCILIATION

Non-GAAP income from operations is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. Non-GAAP income from operations is calculated by excluding certain GAAP financial items we believe have less significance to the day-to-day operations of our business.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to meet our cost projections under various provider agreements with Humana; (ii) our failure to accurately estimate incurred but not reported medical benefits expense; (iii) pricing pressures exerted on us by managed care organizations and the level of payments we indirectly receive under governmental programs or from other payors; (iv) future legislation and changes in governmental regulations; (v) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (vi) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and its Annual Report on Form 10-K for the year ended December 31, 2008, which is anticipated to be filed within several business days.

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and equivalents, including $13.0 million in 2007 statutorily limited to use by the HMO	$2,701,243	$38,682,186
Investments, at fair value	33,641,140	-
Accounts receivable from patients, net of allowance of $490,000 and $614,000 in 2008 and 2007, respectively	286,003	1,563,370
Due from Humana	2,823,355	-
Inventory	315,811	196,154
Prepaid expenses	570,792	739,307
Deferred income taxes	262,874	2,905,755
Other current assets	266,007	676,980
TOTAL CURRENT ASSETS	40,867,225	44,763,752

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $2,324,000 and $2,269,000 in 2008 and 2007, respectively	1,336,094	2,181,119
RESTRICTED CASH	1,408,089	-
DEFERRED INCOME TAXES, net of current portion	980,842	1,403,082
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $524,000 and $99,000 in 2008 and 2007, respectively	1,184,142	1,609,325
GOODWILL	2,587,332	2,585,857
OTHER ASSETS	780,631	1,267,912
TOTAL ASSETS	$49,144,355	$53,811,047

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$483,621	$1,461,668
Accrued payroll and payroll taxes	2,288,224	2,546,295
Income taxes payable	1,865,926	249,077
Accrued termination costs of HMO administrative services agreement	1,080,000	-
Accrued expenses	621,854	822,843
Estimated medical expenses payable	-	7,016,632
Due to CMS	-	2,695,087
Due to Humana	-	753,466
TOTAL CURRENT LIABILITIES	6,339,625	15,545,068

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $.001 per share; stated value $100 per share; 10,000,000 shares authorized; 5,000 issued and outstanding	500,000	500,000
Common stock, par value $.001 per share; 80,000,000 shares authorized ;48,251,395 and 51,556,732 issued and outstanding at December 31, 2008 and 2007, respectively	48,251	51,557
Additional paid-in capital	37,649,331	43,311,741
Retained earnings (deficit)	4,607,148	(5,597,319)
TOTAL STOCKHOLDERS' EQUITY	42,804,730	38,265,979
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$49,144,355	$53,811,047

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,		Three months ended December 31,
	2008	2007	2008	2007
REVENUE	$317,211,727	$277,577,289	80,036,407	69,917,123

MEDICAL EXPENSES
Medical claims expense	267,983,448	229,420,767	67,460,543	55,895,443
Medical center costs	12,488,679	11,275,599	3,241,167	3,006,413
Total Medical Expenses	280,472,127	240,696,366	70,701,710	58,901,856
GROSS PROFIT	36,739,600	36,880,923	9,334,697	11,015,267

OTHER OPERATING EXPENSES
Administrative payroll, payroll taxes and benefits	12,537,118	13,108,160	2,625,909	3,007,761
General and administrative	10,071,781	11,158,177	1,765,247	2,916,424
Marketing and advertising	1,864,822	3,959,220	125,363	1,349,703
Stay bonuses and termination costs	1,597,674	-	-	-
Restructuring expense	-	583,795	-	-
Total Other Operating Expenses	26,071,395	28,809,352	4,516,519	7,273,888
OPERATING INCOME BEFORE GAIN ON SALE OF HMO	10,668,205	8,071,571	4,818,178	3,741,379

Gain on sale of HMO subsidiary	5,872,769	-	75,000	-
OPERATING INCOME	16,540,974	8,071,571	4,893,178	3,741,379

OTHER INCOME (EXPENSE)
Investment income (loss), net	108,137	1,396,624	(126,177)	312,646
Other expense, net	(30,576)	(27,457)	(34,000)	(6,756)
Total other income (expense)	77,561	1,369,167	(160,177)	305,890
INCOME BEFORE INCOME TAXES	16,618,535	9,440,738	4,733,001	4,047,269
INCOME TAX EXPENSE	6,414,068	3,526,740	2,163,478	1,489,739
NET INCOME	$10,204,467	$5,913,998	2,569,523	2,557,530

NET EARNINGS PER SHARE:
Basic	$0.21	$0.12	$0.05	$0.05
Diluted	$0.20	$0.11	$0.05	$0.05